Exhibit 16.1

September 6, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Schiff Nutrition International, Inc.’s Form 8-K dated August 31, 2011, and we have the following comments:

1. We agree with the statements made in the first and third sentences of paragraph one of Item 4.01 and the statements made in 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in sentence two of paragraph one of Item 4.01 and statements made in 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP